Exhibit 99.1

NEWS RELEASE
SYSCO Corporation
1390 Enclave Parkway
Houston, Texas
77077-2099
(281) 584-1390

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
	CONTACT:	John M. Palizza
Assistant Treasurer
(281) 584-1308
SYSCO REPORTS FOURTH QUARTER EPS OF $0.41 ON SALES INCREASE OF 6.6%;
ADOPTION OF EITF 04-13 LOWERED SALES GROWTH BY 1.3% OR $100 MILLION
HOUSTON, August 14, 2006 — SYSCO Corporation (NYSE: SYY) today announced sales and earnings results for the 13-week fourth quarter and 52-week fiscal year that ended July 1, 2006.
Fourth Quarter Fiscal 2006 Highlights:
•	Net sales increased 6.6% to $8.509 billion from $7.981 billion in last year’s fourth quarter.

•	Adoption of EITF 04-13 (Accounting for Purchases and Sales of Inventory with the Same Counterparty) reduced fourth quarter fiscal 2006 sales growth by 1.3%, or $99.8 million.

•	Net earnings were $254.1 million vs. $284.7 million in last year’s fourth quarter.

•	Diluted earnings per share were $0.41 compared to $0.44 in last year’s fourth quarter.

•	Fourth quarter fiscal 2006 EPS results include a net expense of $0.04 for incremental share-based compensation, principally related to stock options, which was not required to be expensed in fiscal 2005.
Fiscal Year 2006 Highlights:
•	Net sales increased 7.8% to $32.628 billion from $30.282 billion in fiscal year 2005.

•	Adoption of EITF 04-13 reduced fiscal 2006 sales growth by 0.3%, or $99.8 million.

•	Net earnings after the cumulative effect of an accounting change taken during SYSCO’s first fiscal quarter of 2006 were $855.3 million vs. $961.5 million in fiscal year 2005.

•	Diluted earnings per share were $1.36 compared to $1.47 in fiscal year 2005.

•	Fiscal year 2006 EPS results include a net expense of $0.17 for incremental share-based compensation, principally related to stock options, which was not required to be expensed in fiscal 2005.
     Richard J. Schnieders, SYSCO’s chairman, chief executive officer and president, commented, “The success of our growth initiatives, including our business reviews and the addition of customer contact professionals, enabled SYSCO to complete the fourth fiscal quarter with the same strong sales momentum that characterized the prior three quarters of fiscal 2006. I am especially pleased with the results in light of the many higher expenses we encountered during the year. I extend my sincere appreciation to all of our associates and operating companies for their tremendous efforts. Entering the first quarter of fiscal 2007, many of the higher expenses we encountered in fiscal 2006 will become more comparable, and I am optimistic about our sales, earnings and market share growth opportunities in the new fiscal year.”
Overview of EITF 04-13:
     SYSCO adopted accounting pronouncement EITF 04-13 (Accounting for Purchases and Sales of Inventory with the Same Counterparty), at the beginning of the fourth quarter of fiscal 2006. The accounting standard requires certain transactions — where inventory is purchased by SYSCO from a customer and then resold at a later date to the same customer — to be presented in the income statement on a net basis. The impact of adopting this new standard resulted in sales being reduced by $99.8 million. Cost of sales was also reduced by the same amount and thus net earnings are unaffected by the adoption of this standard. SYSCO applied this accounting pronouncement beginning in the fourth quarter of fiscal 2006 and will apply it to similar transactions prospectively. Prior year’s sales and cost of sales have not been restated. Therefore, the calculation of sales growth and the comparison of gross margins, operating expenses and earnings as a percent to sales between the two years are affected.
Sales:
     Net sales growth for the fourth quarter of fiscal 2006 was 6.6%. The impact of adopting EITF 04-13 reduced fourth quarter 2006 sales growth by 1.3 percent, or $99.8 million. Sales from non-comparable acquisitions (less than 12 months) contributed 1.5 percent to the fourth quarter’s sales growth. Food cost deflation, as measured by the change in SYSCO’s cost of goods, was 0.17 percent.
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     During the fourth quarter more than 9,000 business reviews were performed at SYSCO’s U.S. broadline operations. Sales to customers that participated in the review process continued to increase, on average, in the mid-teens range. An additional 1.2 percent, or 125, customer contact professionals were also added during the quarter.
     Sales for fiscal year 2006 increased 7.8 percent, including 1.4 percent from non-comparable acquisitions (less than 12 months) and food cost inflation of 0.59 percent as measured by the change in SYSCO’s cost of goods. The fourth quarter fiscal 2006 adoption of EITF 04-13 also reduced fiscal year sales growth by 0.3 percent, or $99.8 million.
     Approximately 39,000 business reviews were performed during fiscal 2006 with the company’s independent restaurant customers. Sales to customers that participated in the business review process increased, on average, in the mid-teens range. SYSCO also added 619 customer contact professionals during the fiscal year, a 6.2 percent increase over last year’s staffing level.
Gross Profit Margins:
     Gross profit margins increased 52 basis points in the fourth quarter to 19.86 percent compared to 19.34 percent in last year’s fourth quarter, including a 23 basis point benefit from adopting EITF 04-13. This gross profit expansion was primarily the result of deflation, efficient merchandising and customer and category mix. For the fiscal year, gross profit margins increased 18 basis points, to 19.28 percent compared to last year’s 19.10 percent. The adoption of EITF 04-13 contributed 6 basis points to the fiscal year increase in gross margins.
Expenses:
     Operating expenses as a percent of sales were 14.75 percent during the fourth quarter compared to 13.55 percent in the same quarter last year. Adopting EITF 04-13 increased fourth quarter 2006 expenses as a percent of sales by 17 basis points due to the reduction of $99.8 million in reported sales. Certain expense items in the fourth quarter that were in excess of last year’s fourth quarter expenses included fuel costs and pension expense, which increased $10.7 million and $5.9 million, respectively. Incremental share-based compensation expense of $27.1 million was also included in this year’s fourth quarter, but was neither required nor included in the results from last year’s fourth quarter.
     For fiscal year 2006 operating expenses as a percent of sales were 14.70 percent compared to 13.85 percent last year. Adopting EITF 04-13 for the fourth quarter increased fiscal year 2006 expenses as a percent of sales by 4 basis points due to the reduction of $99.8 million in reported sales. Certain expense items incurred during fiscal year 2006 that were in excess of last year’s expenses included fuel costs and pension expense, which increased $48.6 million and $23.7 million, respectively. Incremental share-based compensation expense of $118.0 million was also included in this fiscal year’s expense items but was neither required nor included in last year’s results.
     SYSCO’s long-standing executive compensation philosophy directly links potential annual bonus payments for senior management and key executives to the company’s results. For the fourth quarter of fiscal 2006, expenses related to management performance-based incentive compensation were approximately $16 million below last year’s fourth quarter. For the fiscal year, expenses related to management performance-based incentive compensation were approximately $27 million below last year.
Capital Spending:
     Capital expenditures during the quarter were $150.3 million. For the fiscal year, capital expenditures totaled $514.8 million. The company projects capital expenditures will be in a range of $575 million to $625 million for fiscal 2007 primarily for growth investments in facility replacements and expansions, construction of fold-out operations, additions to fleet and continued investment in the National Supply Chain project.
Other Recent Developments:
     SYSCO’s broadline fold-out operation in Raleigh, North Carolina — the company’s sixteenth broadline fold-out to open since 1995 — began receiving product in July and is scheduled to begin distributing product to customers by September, 2006. Preparations for the Knoxville, Tennessee broadline fold-out that was announced in March 2006 continue to progress according to plan. That facility is expected to be operational in the first quarter of fiscal 2008. On August 7, SYSCO also announced plans to construct a broadline fold-out in Longview, Texas to service customers throughout east Texas and portions of Arkansas and Louisiana.
     One acquisition — the purchase of certain foodservice assets of Bunn Capitol Company in Springfield, Illinois — was announced on July 18, 2006.
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Conference Call & Webcast:
     As previously announced, SYSCO’s fourth quarter fiscal 2006 earnings conference call will be held at 10:00 a.m. EDT on Monday, August 14, 2006. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO:
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2006 that ended July 1, 2006, the company generated $32.6 billion in sales. For more information about SYSCO visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding atypical costs becoming more comparable; future capital expenditures; the potential for future success; expense trends; the ability to achieve growth in sales, market share and earnings; and the expected timing and benefits of the national supply chain project and regional redistribution centers. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. Capital expenditures may vary from those projected based on changes in business plans and others factors. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005 as filed with the Securities and Exchange Commission.
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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	July 1, 2006	July 2, 2005
Sales	$8,509,077	$7,981,279
Costs and expenses
Cost of sales	6,819,459	6,437,589
Operating expenses	1,254,906	1,081,376
Interest expense	28,186	19,384
Other, net	(2,862)	(4,325)

Total costs and expenses	8,099,689	7,534,024

Earnings before income taxes	409,388	447,255
Income taxes (37.93% in ‘06; 36.35% in ‘05)	155,279	162,575

Net earnings	$254,109	$284,680

Net Earnings:
Basic earnings per share	$0.41	$0.45

Diluted earnings per share	$0.41	$0.44

Average shares outstanding	619,241,061	631,756,582

Diluted average shares outstanding	625,004,355	647,875,858

Comparative segment sales data:
(Unaudited)
($000)

	For the 13-Weeks Ended
	July 1, 2006	July 2, 2005
Sales:
Broadline	$6,639,586	$6,302,099
SYGMA	1,122,453	1,099,470
Other	859,833	674,872
Intersegment	(112,795)	(95,162)

Total	$8,509,077	$7,981,279

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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 52-Weeks Ended
	July 1, 2006	July 2, 2005
Sales	$32,628,438	$30,281,914
Costs and expenses Cost of sales	26,337,107	24,498,200
Operating expenses	4,796,301	4,194,184
Interest expense	109,100	75,000
Other, net	(9,016)	(10,906)

Total costs and expenses	31,233,492	28,756,478

Earnings before income taxes	1,394,946	1,525,436
Income taxes (39.35% in ‘06; 36.97% in ‘05)	548,906	563,979

Earnings before cumulative effect of accounting change	846,040	961,457
Cumulative effect of accounting change	9,285	—

Net earnings	$855,325	$961,457

Earnings before cumulative effect of accounting change:
Basic earnings per share	$1.36	$1.51

Diluted earnings per share	$1.35	$1.47

Net Earnings:
Basic earnings per share	$1.38	$1.51

Diluted earnings per share	$1.36	$1.47

Average shares outstanding	621,382,766	636,068,266

Diluted average shares outstanding	628,800,647	653,157,117

Comparative segment sales data:
(Unaudited)
($000)

	For the 52-Weeks Ended
	July 1, 2006	July 2, 2005
Sales:
Broadline	$25,678,728	$24,221,925
SYGMA	4,338,877	3,961,308
Other	3,011,984	2,440,088
Intersegment	(401,151)	(341,407)

Total	$32,628,438	$30,281,914

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SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	July 1, 2006	July 2, 2005
ASSETS
Current assets
Cash	$201,897	$191,678
Receivables	2,483,720	2,284,033
Inventories	1,608,233	1,466,161
Prepaid expenses	59,154	59,914
Prepaid income taxes	46,690	—

Total current assets	4,399,694	4,001,786

Plant and equipment at cost, less depreciation	2,464,900	2,268,301

Other assets
Goodwill	1,302,591	1,212,603
Intangibles	95,651	72,581
Restricted cash	102,274	101,731
Prepaid pension cost	388,650	389,766
Other	238,265	221,134

Total other assets	2,127,431	1,997,815

Total assets	$8,992,025	$8,267,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$29,300	$63,998
Accounts payable	1,891,357	1,795,824
Accrued expenses	745,781	742,282
Accrued income taxes	—	10,195
Deferred taxes	453,700	434,338
Current maturities of long-term debt	106,265	410,933

Total current liabilities	3,226,403	3,457,570

Other liabilities
Long-term debt	1,627,127	956,177
Deferred taxes	723,349	724,929
Other long-term liabilities	362,862	370,387

Total other liabilities	2,713,338	2,051,493

Contingencies

Shareholders’ equity
Preferred stock	—	—
Common stock, par $1 per share	765,175	765,175
Paid-in capital	525,684	389,053
Retained earnings	4,999,440	4,552,379
Other comprehensive income	84,618	(13,677)
Treasury stock	(3,322,633)	(2,934,091)

Total shareholders’ equity	3,052,284	2,758,839

Total liabilities and shareholders’ equity	$8,992,025	$8,267,902

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SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 52-Weeks Ended
	July 1, 2006	July 2, 2005
Cash flows from operating activities:
Net earnings	$855,325	$961,457
Add non-cash items:
Cumulative effect of accounting change	(9,285)	—
Share-based compensation expense	126,837	19,749
Depreciation and amortization	345,062	316,743
Deferred tax provision	482,111	554,850
Provision for losses on receivables	19,841	18,587
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(162,586)	(72,829)
(Increase) in inventories	(119,392)	(35,014)
Decrease (increase) in prepaid expenses	1,741	(4,058)
Increase in accounts payable	49,775	28,080
Increase (decrease) in accrued expenses	29,161	(52,423)
(Decrease) in accrued income taxes	(545,634)	(438,779)
(Increase) in other assets	(17,937)	(17,865)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	75,382	(86,338)
Excess tax benefits from share-based compensation arrangements	(6,569)	—

Net cash provided by operating activities	1,123,832	1,192,160

Cash flows from investing activities:
Additions to plant and equipment	(514,751)	(390,203)
Proceeds from sales of plant and equipment	22,701	25,482
Acquisition of businesses, net of cash acquired	(114,378)	(115,637)
(Increase) decrease in restricted cash balances	(2,243)	66,918

Net cash used for investing activities	(608,671)	(413,440)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	240,017	115,017
Other debt borrowings	500,987	9,357
Other debt repayments	(413,383)	(167,006)
Debt issuance costs	(3,998)	(320)
Cash (paid for) received from termination of interest rate swap	(21,196)	5,316
Common stock reissued from treasury	128,055	208,004
Treasury stock purchases	(544,131)	(597,660)
Dividends paid	(397,537)	(357,298)
Excess tax benefits from share-based compensation arrangements	6,569	—

Net cash used for financing activities	(504,617)	(784,590)

Effect of exchange rate changes on cash	(325)	(2,158)

Net increase (decrease) in cash	10,219	(8,028)
Cash at beginning of period	191,678	199,706

Cash at end of period	$201,897	$191,678

Cash paid during the period for:
Interest	$107,242	$73,939
Income taxes	619,442	473,970
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Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	July 1, 2006	July 2, 2005
SYSCO Brand Sales as a % of MA-Served Sales	54.2%	57.0%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	47.3%	49.4%
MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	54.7%	54.7%

	For the 52-Weeks Ended
	July 1, 2006	July 2, 2005
SYSCO Brand Sales as a % of MA-Served Sales	55.4%	57.4%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	48.0%	49.6%
MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	54.0%	54.1%

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